Exhibit 99.1

GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A.
Phone:	+1 603 883 5200
Fax:	+1 603 595 6993
Web:	www.gtsolar.com

GT Solar International, Inc. Announces Pricing of Secondary Offering of 25 million Shares of Common Stock by a Selling Stockholder

MERRIMACK, N.H.—March 10, 2010 — On March 9, 2010, GT Solar International, Inc. (NASDAQ: SOLR), priced the secondary offering of 25 million shares of its common stock at a price to the public of $4.85 per share.  All of the shares are being sold by one selling stockholder, GT Solar Holdings, LLC.  The selling stockholder has granted the underwriters an option to purchase up to an additional 3.75 million shares of common stock at the secondary offering price to cover over-allotments, if any.

UBS Securities LLC and Credit Suisse Securities (USA) LLC are the joint bookrunning managers for the offering, Thomas Weisel Partners LLC is the lead manager and Pacific Crest Securities LLC and Raymond James & Associates, Inc. are the co-managers.

A copy of the prospectus supplement and base prospectus relating to the offering may be obtained by contacting: UBS Securities LLC, 299 Park Avenue, New York, New York, 10171, Attn: Prospectus Department (888-827-7275, ext. 3884) or Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York, 10010-3629 (800-221-1037).

A shelf registration statement relating to the offering was filed and declared effective on November 13, 2009 by the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GT Solar International, Inc.

GT Solar International, Inc., based in Merrimack, NH, USA, is a leading global provider of specialized production equipment, process technology and turnkey manufacturing services for the solar power industry.  The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership, accelerating the drive towards grid parity.

Contacts:

Media	Investors/Analysts
GT Solar	GT Solar
Jeff Nestel-Patt	Bob Blair
jeff.nestelpatt@gtsolar.com	bob.blair@gtsolar.com
(603) 204-2883	(603) 681-3869